Exhibit 12.1

Canadian Imperial Bank of Commerce

Computation of Ratio of Earnings to Fixed Charges

	Six Months Ended April 30	Year Ended October 31
	2016	2015	2014	2013	2012	2011
		(C$ millions except ratios)
	IFRS(1)					Canadian GAAP
Earnings:
Earnings before income taxes	2,295	4,163	3,805	3,933	3,932	4,063
Fixed charges, excluding interest on deposits and secured borrowings	360	801	887	875	1,147	1,175
Interest capitalized	—	—	—	—	—	(6)

Subtotal	2,655	4,964	4,692	4,808	5,079	5,232
Interest on deposits and secured borrowings	1,523	2,990	3,337	3,679	3,630	2,787

Total	4,178	7,954	8,029	8,487	8,709	8,019

Fixed Charges:
Interest expense, excluding interest on deposits and secured borrowings	243	576	679	676	947	962
Interest component of rental expense(2)	117	223	206	196	196	203
Interest capitalized	—	—	—	—	—	6
Amortization of subordinated indebtedness	—	2	2	3	4	4

Subtotal	360	801	887	875	1,147	1,175
Interest on deposits and secured borrowings	1,523	2,990	3,337	3,679	3,630	2,787

Total	1,883	3,791	4,224	4,554	4,777	3,962

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits and secured borrowings	7.38	6.20	5.29	5.49	4.43	4.45
Including interest on deposits and secured borrowings	2.22	2.10	1.90	1.86	1.82	2.02

						2011
						U.S. GAAP
Earnings:
Earnings before income taxes						3,910
Fixed charges, excluding interest on deposits and secured borrowings						1,175
Interest capitalized						(6)

Subtotal						5,079
Interest on deposits and secured borrowings						2,787

Total						7,866

Fixed Charges:
Interest expense, excluding interest on deposits and secured borrowings						962
Interest component of rental expense (2)						203
Interest capitalized						6
Amortization of subordinated indebtedness						4

Subtotal						1,175
Interest on deposits and secured borrowings						2,787

Total						3,962

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits and secured borrowings						4.32
Including interest on deposits and secured borrowings						1.99

1)	Under IFRS, interest on deposits comprises interest expense relating to deposits and secured borrowing liabilities.
2)	The interest component of rental expense is 30% of rent expense because it is the proportion deemed representative of the interest factor.